Exhibit 1.13

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

One of Europe’s Leading Building Supply Wholesalers Is Implementing CDC Software’s Pivotal CRM
6.0 For Its 3,500 Users In The Nordic Region

SHANGHAI, ATLANTA, Oct. 6, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services today announced Ahlsell, one of Europe’s leading wholesalers of plumbing, heating and electrical products, is implementing Pivotal CRM 6.0 at its more than 250 offices in Sweden, Norway, Finland and Denmark to streamline access to client information and create a single view of client activities.

More than 3,500 Ahlsell employees from their marketing, sales, customer service and purchasing departments are expected to be using Pivotal CRM after implementation, which is scheduled to be completed by the end of this year. Once fully implemented, Pivotal CRM is expected to enable Ahlsell workers to track approximately 75,000 contracts and 130,000 quotes for its 380,000 customers on an annual basis. Pivotal CRM will also be used as an “early warning” system that will alert a sales person when customers are buying less than what they normally purchased during previous periods.

Founded in 1877, Ahlsell has annual revenue of approximately (U.S.)$3.7 billion (2,5 billion Euros) and about 5,300 employees. The company is a wholesaler for the building professional and do-it-yourself markets, as well as other industries, and operates primarily in the Nordic region at more than 250 locations.

A customer of CDC Supply Chain solutions for more than 20 years, Ahlsell selected Pivotal CRM 6.0 because of the strong, long-term relationship with CDC Software and CDC Software’s innovative use of Microsoft.NET technology in the system’s platform. Pivotal CRM will integrate with seven other business systems at Ahlsell, including CDC Supply Chain’s order management system. This integration is expected to enable users to achieve a 360-degree view of their customers and help uncover new opportunities and deliver enhanced-targeted service.

“Pivotal CRM 6.0  provides us with an innovative platform that will give us a total view of customer information,” said Jonny Eriksson, manager, Business Processes, Ahlsell. “With this improved access to customer information, we can analyze customers’ buying behaviors and other key performance indicators which we expect will enable us to enhance customer service even further and provide better direction to our sales force. We also especially liked Pivotal CRM’s advanced integration capabilities with our other systems, as well as the Microsoft.NET-based architecture which provides very tight integration with Microsoft Office, Visual Studio and SharePoint.”

“We are very pleased that Ahlsell, our long-term and valued customer, selected Pivotal 6.0,” said Niklas Rönnbäck, senior vice president of CDC Software. “This latest cross-selling example illustrates how CDC Software offers forward-thinking organizations, like Ahlsell, an innovative CRM solution that can help them differentiate their services, build customer loyalty and gain competitive advantage in their markets.”

About Pivotal CRM
CDC Software’s Pivotal CRM is a flexible, powerful customer relationship management solution for organizations that want to use CRM strategically by modeling, enhancing and streamlining their unique sales, marketing, and customer service processes. Built with the user experience in mind, Pivotal CRM offers significant flexibility and customizability, enabling organizations to tailor the system precisely to their users’ needs. With a Microsoft-style interface and role- and task-based navigation, Pivotal CRM is an easy-to-use system that reduces the learning curve and helps increase user adoption. Pivotal CRM embeds Microsoft Outlook and SharePoint and tightly integrates with the Microsoft Office suite, bringing data to the user when and where they need it, for optimal efficiency. To learn more, visit www.CDCsoftware.com/PivotalCRM.

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), e-M-POWER (discrete ERP manufacturing), CDC Supply Chain (supply chain management , warehouse management and order management), CDC xAlerts (supply chain event management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets, CDC Games focused on online games, and CDC Global Services focused on IT consulting services, outsourced application development and IT staffing. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our expectations regarding the implementation and use of Pivotal CRM at Ahlsell, our beliefs regarding the rate and continuation of user adoption, the cost of ownership of Pivotal CRM and our customers’ plans with respect to implementation of our products, our beliefs regarding the features and functionality of Pivotal CRM and the potential benefits and performance thereof for users, including increases in productivity and other benefits, our beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal CRM and the ease of implementation thereof, the ability of Pivotal CRM to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs with respect to our market position as a provider of CRM solutions and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets; and changes in the economy and customer needs or requirements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.